AMENDMENT NO. 2
TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 2 is made and entered into this 24th day of June, 2016, by Advanced Disposal Services, Inc., a Delaware corporation (the “Company”), and Richard Burke (“Executive”).

WHEREAS, the Company and Executive have entered into an employment agreement, dated as of November 20, 2012 (the “Employment Agreement”), which was amended on July 18, 2014 (the “First Amendment”); and

WHEREAS, the Company and Executive desire to enter into this Amendment No. 2 to modify the terms of an option grant under the Advanced Disposal Waste Holdings Corp. Amended and Restated 2012 Stock Incentive Plan (the “Plan”) as provided for in the First Amendment.

Accordingly, the parties agree as follows:

1. Paragraph 10 of the First Amendment is hereby restated in its entirety as follows:

Upon the recommendation of the Company, the Compensation Committee of the Board of Directors (the “Board of Directors”) of Advanced Disposal Waste Holdings Corp. (the “Parent”) approved the establishment of an option pool for the benefit of Executive (the “Pool”), providing for the grant of up to four thousand (4,000) options to purchase shares of the common stock (“Shares”) of Parent (the “Performance Based Options”).  The number of Performance Based Options actually earned depends on Company achievement of the following factors (the “Performance Goals”), which shall be weighted as follows:  (i) the Company’s EBITDA performance that is a specified percentage of the Company’s annual budget as approved and adjusted from time to time during the calendar year 2016 (50%), and (ii) free cash flow (EBITDA – capital expenditures) to the Company’s plan (50%).

Executive is eligible to earn up to the full 4,000 Performance Based Options subject to achievement of Performance Goals.  The number of Shares subject to the Performance Based Options to be granted will be pro-rated based on achievement of up to 100% of the Performance Goals:

Performance Goal Attainment %	Earned Options %
<90%	0%
90%	25%
93%	44%
95%	63%
98%	81%
100%	100%

Performance in between the various levels articulated above will be linearly interpolated. The Performance Based Options will be subject to the terms and conditions of the Plan.  The per Share exercise price of the Performance Based Options shall be no less than one hundred percent (100%) of the fair market value per Share on the date of grant pursuant to Section 9(a)(ii) of the Plan. The grant date shall be March 15, 2017.

2.           Except as expressly amended herein, the terms and conditions of the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Amendment No. 2 as of date first above written.

ADVANCED DISPOSAL SERVICES, INC.

/s/ Steven R. Carn

By:	Steven R. Carn

Its:	Chief Financial Officer

RICHARD BURKE

/s/ Richard Burke